Exhibit 5.6

Otemachi Park Building 1-1-1 Otemachi, Chiyoda-ku Tokyo 100-8136, Japan

Privileged and Confidential

June 30, 2026

Nomura Holdings, Inc.

13-1, Nihonbashi 1-chome

Chuo-ku, Tokyo 103-8645

Japan

NOMURA HOLDINGS, INC.

U.S.$500,000,000 Senior Floating Rate Notes due 2029

U.S.$300,000,000 Senior Floating Rate Notes due 2031

U.S.$1,000,000,000 4.996% Senior Fixed Rate Notes due 2029

U.S.$700,000,000 5.166% Senior Fixed Rate Notes due 2031

U.S.$1,000,000,000 5.545% Senior Fixed Rate Notes due 2036

Ladies and Gentlemen:

We have acted as Japanese counsel to Nomura Holdings, Inc. (the “Company”) in connection with the issuance and delivery of U.S.$500,000,000 aggregate principal amount of Senior Floating Rate Notes due 2029, U.S.$300,000,000 aggregate principal amount of Senior Floating Rate Notes due 2031, U.S.$1,000,000,000 aggregate principal amount of 4.996% Senior Fixed Rate Notes due 2029, U.S.$700,000,000 aggregate principal amount of 5.166% Senior Fixed Rate Notes due 2031 and U.S.$1,000,000,000 aggregate principal amount of 5.545% Senior Fixed Rate Notes due 2036 (collectively, the “Securities”) by the Company under the shelf registration of the senior debt securities, in relation to which the Company filed the registration statement on Form F-3 (No. 333-283915) with the U.S. Securities and Exchange Commission (the “Commission”) on December 19, 2024, as amended by the Post-Effective Amendment No. 1 thereto, under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”).

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary, including the following:

(a)	the Articles of Incorporation of the Company;

(b)

a certificate dated June 30, 2026 executed by Mr. Kentaro Okuda, Representative Executive Officer, President and Group CEO of the Company, as to determination of the terms of the Securities and other matters relating to the issue of the Securities;

(c)

the underwriting agreement relating to the Securities dated June 23, 2026 (the “Underwriting Agreement”) among the Company and Nomura Securities International, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC on behalf of themselves and the other Underwriters named therein;

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(d)

the senior debt indenture relating to the Securities dated January 16, 2020 between the Company and Citibank, N.A. (the “Indenture”), an executed copy of the agency appointment agreement dated January 16, 2020 between the Company and Citibank, N.A., London Branch, as paying agent, transfer agent and registrar (the “Agency Appointment Agreement”) and an executed copy of the calculation agency agreement dated July 3, 2024 between the Company and Citibank, N.A., London Branch, as calculation agent (and, together with the Underwriting Agreement, the Indenture and the Agency Appointment Agreement, the “Contracts”);

(e)

the power of attorney dated June 23, 2026, executed by Mr. Hiroyuki Moriuchi, Executive Officer and Chief Financial Officer of the Company, authorizing each of the persons named therein to execute and deliver, in the name and on behalf of the Company, among other things, the Underwriting Agreement;

(f)	the Registration Statement and the prospectus dated August 29, 2025 included in the Registration Statement; and

(g)	the preliminary prospectus supplement dated June 23, 2026 and the prospectus supplement dated June 23, 2026, each as filed by the Company with the Commission under the Securities Act.

In such examination, without independent investigation, we have assumed the genuineness of all signatures and seal impressions, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of the originals of such documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed due execution, authentication and delivery (as the case may be) of the Contracts and the certificates representing the Securities by the respective parties, and due authorization of the transactions contemplated by the Contracts by all parties other than the Company.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are, as of the date hereof, of the opinion that, assuming that the Securities will constitute legally valid and binding obligations of the Company under their governing law, the Securities will constitute legally valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, civil rehabilitation, reorganization, or other similar laws relating to or affecting creditors’ rights generally.

The foregoing opinion is limited to matters of the laws of Japan, and we express no opinion herein as to any matter of law other than the laws of Japan. For the purpose of this opinion, we have assumed that nothing in the applicable laws of any other jurisdiction would conflict with or preclude the effectiveness or enforcement of any of the Contracts or the Securities.

Privileged and Confidential

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 6-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Anderson Mori & Tomotsune

Anderson Mori & Tomotsune

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